FORM OF CONVERTIBLE PROMISSORY NOTE

NEITHER THIS SECURED COMMERCIAL PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK UNDERLYING THIS SECURED COMMERCIAL PROMISSORY NOTE WERE ISSUED IN A REGISTERED TRANSACTION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE "SECURITIES ACT"). THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED WITHOUT (1) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER MAY BE LAWFULLY MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAW; OR (ii) SUCH REGISTRATION.

UNSECURED

CONVERTIBLE PROMISSORY NOTE

HELIX TCS, INC.

 $__________ (the "Principal Amount")

__________, 2016

FOR VALUE RECEIVED, Helix TCS, Inc. a Delaware corporation (the "Company"), promises to pay to ________________________, an individual (the "Holder"), the Principal Amount, together with interest at the annual rate of 7%, under the terms and provisions as set forth below.

This Convertible Promissory Note (this "Note") is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Holder (the "Subscription Agreement").

The following is a statement of the rights and obligations of the Holder and the Company under this Note, and the conditions to which this Note is subject, to which the Company, by the execution and delivery hereof, and the Holder, by the acceptance of this Note, agree:

1.      Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1                 "Additional Securities" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.6.1 below, deemed to be issued) by the Company after the Note Issuance Date, other than Exempted Securities.

1.2                 "Company Sale" shall mean (a) a merger or consolidation of the Company with or into any other Company or other business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the Voting Securities of the surviving Company); (b) a sale, lease, exchange, exclusive license or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company's assets; or (c) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company's Voting Securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, fifty percent (50%) or more of the combined voting power of the Voting Securities of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Securities outstanding increases the proportionate voting power represented by the Voting Securities owned by any such person or group of persons to fifty percent (50%) or more of the combined voting power of such Voting Securities.  This provision shall not be effective until after January 31, 2016, to allow pending transaction to close.

1.3                 "Common Stock" shall mean the Company's Common Stock,

1.4                 "Conversion Amount" shall mean (a) that part of the outstanding Principal Amount of this Note which the Holder elects to convert to common shares in the Company @ a 20% discount to the average market closing price for the five trading days preceding the date of conversion election, or under the terms of the mandatory conversion set forth hereinafter (in increments of $1,000.00 up to the entire outstanding Principal Amount) and, if an election is so made pursuant to Section 4.1 herein, (b) all accrued and unpaid interest.

1.5                 "Conversion Date" shall mean any date on which the Conversion Amount shall be converted into Conversion Shares.

1.6                 "Conversion Price" shall mean a conversion to common stock, at a discount of 20% from the average market closing price for the common stock for the five days preceding the conversion election, or under the terms of mandatory conversion as hereinafter set forth, subject to adjustment as set forth in Subsection 4.6 herein.

1.7                 "Convertible Securities" shall mean any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

1.8                 "Conversion Shares" means the shares of the capital stock of the Company, which may be received upon conversion of this Note pursuant to conversion under Section 4.1 herein.

1.9                 "Exempted Securities" shall mean, collectively, (a) the following shares of Common Stock and (b) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

shares of Common Stock, Options, or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.6.8, 4.6.9 or 4.6.10; or

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

1.10              "Note Issuance Date" shall mean the date of the issuance of the Note.

1.11              "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.12              "Transaction Agreements" shall mean the Subscription Agreement, and the documents executed and delivered in connection with the Subscription Agreement.

1.13              "Voting Securities" shall mean the outstanding capital stock having the right to vote in an election of the Board of Directors.

2.         Payments.

2.1           Maturity Date.  Unless earlier converted pursuant to Section 4 below, or earlier paid pursuant to Section 5 below, the Principal Amount and all accrued interest on the Note shall become due and payable on December 31, 2017 (the "Maturity Date") at the Holder's address as set forth on the signature page hereto with no further notice being required by the Holder.  Upon the payment in full of the Note, the Holder shall promptly surrender the Note to or as directed by the Company.

2.2           Acceleration on Event of Default.  Notwithstanding Section 2.1 hereof, the entire unpaid Principal Amount and accrued and unpaid interest on this Note and on all of the Notes shall be immediately due and payable upon an Event of Default (as defined in Section 6 hereof).

2.3           Interest.  This Note shall bear interest at the rate of seven percent (7.0%) per annum, computed on a 365-day year basis, and shall accrue daily from the Note Issuance Date.  Interest shall be due and payable to the Holder in annual installments, beginning on December 31, 2016, with a final installment of all unpaid principal and accrued and unpaid interest on the Maturity Date.  Each payment shall be applied first to any fees, costs, or expenses of Holder, then to interest, and the balance to the Principal Amount.  Any interest payments due to the Holder hereunder shall be paid without withholding of any taxes or relief.

2.4           Default Interest.  Any amount, whether the Principal Amount, accrued interest, or fees and expenses, that is not paid when due (whether at the Maturity Date, by acceleration, or otherwise), shall bear interest daily from the date on which such Principal Amount, accrued interest, and/or fees and expenses is due until such Principal Amount, accrued interest, and all fees and expenses of this Note are paid in full, at the rate of twelve percent (12%) per annum.

3.             Security and Collateral.  The payment obligations of the Company under this Note are NOT secured by any security interest in assets of the Company.

4.             Conversion.

                                4.1           Optional & Mandatory Conversion.  The principal balance of this Convertible Promissory Note is convertible into Common Stock of the Company. The conversion rights shall be adjusted in the event of any merger, consolidation, reorganization recapitalization, reverse, or forward split under the terms hereof.

                Elective Conversion: The principal balance of the Note shall be convertible at the election of the holder of Note, in whole or in part, at any time and from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

The accrued interest of the Note may be converted into the Company's Common Stock at noteholders option, if registered common shares are available.

                                 In connection with an elective conversion pursuant to this Section 4.1, the Holder shall enter into customary stock purchase agreements and related investment documents that are mutually agreeable to the Holder and the Company.  This note may be converted in increments of $1,000 This Note shall be cancelled effective upon the closing of full conversion and all rights with respect to payment of principal and interest under this Note shall immediately cease and terminate effective with such closing, except only the right of the Holder to receive shares, as applicable, in exchange for this cancelled Note.

                Mandatory Conversion: The principal balance of the Note shall also automatically convert into shares of Common Stock upon the completion of the following event (the "Conversion Event"):

                                                (a) if the Company applies for an Exchange listing and the Company shall have an effective S-1 registration with the Securities and Exchange Commission ("SEC").

                                                (b) upon the occurrence of the Conversion Event, the Note shall automatically convert, without further notice to or action by any person, into an equivalent number of shares of the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days preceding the effective date of the S-1 registration. The date of conversion of the Note shall be the date on which the mandatory conversion event above has been accomplished.  (A Mandatory Conversion shall take not take place unless the underlying shares of common stock of the Company are covered by an effective registration statement filed by the Company with the SEC).

4.2           Mechanics of Conversion.  As soon as practicable after a conversion of this Note pursuant to Section 4.1, the Company at its expense will cause to be issued in the name of and delivered to the Holder of this Note the Conversion shares to which the Holder shall be entitled on such conversion (bearing such legends as may be required by any agreements which may be entered into by the Holder in connection with such conversion and applicable state and federal securities laws).  No fractional shares will be issued on conversion of this Note.  If a fraction of a share would otherwise be issuable on conversion of this Note, the Company will in lieu of such issuance pay the cash value of that fractional share.  The Company shall issue certificates evidencing the Conversion shares issuable upon a conversion when this Note is either delivered to the Company, duly endorsed, at the office of the Company, or the Holder notifies the Company that the Note has been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.  As soon as practicable after delivery of the Note, or delivery of an agreement and indemnification in the case of a lost Note, the Company shall issue and deliver to the Holder (a) certificates for the Conversion shares to which the Holders shall be entitled, and (b) an amount equal to the cash amounts payable as a result of any fractional share adjustment of such Conversion shares.  The Holder shall be treated for all purposes as the record holder of such Conversion shares on the Conversion Date.

4.3           Obligation Absolute.  The Company's obligations to issue and deliver the Conversion shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation, or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion shares;  Nothing herein shall limit the Holder's right to pursue actual damages or declare an Event of Default under this Note, pursuant to Section 6 herein and the Holder shall have the right to pursue all remedies available to her at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4           Reservation of Shares Issuable Upon Conversion.  The Company covenants that it shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Note, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable, upon the conversion of the Conversion Amount of the Note.  The Company covenants that all shares of Common Stock that shall be so issued upon conversion of this Note shall, upon such issue, be duly and validly authorized, issued and fully paid, and non-assessable.

4.5           Transfer Taxes.  The issuance of certificates for Shares of the Common Stock and Warrants on conversion of the Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of the Note so converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  If Conversion shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

4.6.          Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Note Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Conversion shares issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Company shall at any time or from time to time after the date of this Note combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Conversion shares issuable on conversion of this Note shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.             Redemption. If, on the 2nd Anniversary the Note has not been converted into common stock, then the Company may redeem the Note in one of two methods, as elected by the Holder of such Note in their sole discretion:

                (a) The Company shall redeem the Note by paying Holder the cash amount $2.00 per every one dollar of unconverted note held, plus any accrued and unpaid dividends.

In the event that the Company is unable to effect such cash redemption as elected by a Holder, then the Company shall issue to the Note Holder ("Holder") on the date of redemption a senior secured note obligating the Company to pay the redemption amount to Holder on terms not to exceed twelve (12) months at an interest rate of fourteen percent (14%) per annum.

or

                (b) If the Company is eligible for Exchange listing and has filed an Exchange Application, the Company shall issue shares of common stock (which must be covered by an effective registration statement filed by the Company with the SEC) to the Holder. The number of shares of common stock for each dollar of unconverted Note shall be calculated as follows:

                                (i) If the average quoted closing bid price, if any, for the preceding 10 trading days with an average trading volume of at least $40,000 a day is $1.00 or more, then the Company shall issue 2 shares of common stock for each $1.00 of unpaid Note principal.

                                (ii) If the fully diluted fair market value of the Common Stock (or average quoted closing bid price, if any, for the preceding 10 trading days with an average trading volume of at least $40,000 a day) is less than $1.00, then by dividing $1.00 by the value (or price) of the common stock by and issuing that number of shares equal to a 2X gain based on the closing bid price (i.e. if the price of the common stock is $0.50, then 4 shares of common stock would be issued; if $0.25, then 8 shares).

                The Company shall notify Holder of the Redemption Date at least 90 days prior to the Redemption Date. The Holder shall make such election at least 30 days prior to the Redemption Date. If the Holder fails to make any election, then the Company may make such election at the Company's discretion.

                In the event of a sale of all of the capital stock of the Company after a pending merger, or substantially all of the assets of the Company, the Company shall redeem any unconverted Note principal on the closing date of the sale at a rate of $1.50 per dollar of unpaid principal in cash (or the equivalent in securities, as referenced below), plus payment in cash or shares of any accrued and unpaid dividends. However, if the sale price (or participation in the sale) for the fully diluted common stock of the Company is more than $1.00 per share of common stock, then any unconverted Note balance shall convert at a 2:1 ratio into common stock immediately prior to the closing of the sale for a 2x Liquidation Preference for each Note Holder.

                If the sale price is a combination of cash and securities of the purchaser, then the Holders of Note shall be paid as if converted @ $1.00 in the same ratio of cash to securities as the other Holders of common stock for a 2x Liquidation Preference. If the securities of the purchaser are subject to any restriction (i.e. unregistered or lock-up), the sale transaction shall be subject to a shareholder vote, with Note Holder having a vote equal to the number of shares of common as if converted at $1.00 for a 2x Liquidation Preference.

6.             Events of Default.

6.1           Event of Default.  Wherever used herein, "Event of Default" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree, or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)           any default in the payment of (i) the principal amount of the Note, or (ii) any interest on the Note; or (iii) other fees owing on the Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of defaults under clause (iii) above, is not cured, within forty (40) days;

(b)           the Company shall fail to observe or perform any other covenant or agreement contained in this Note which failure is not cured, if possible to cure, within the earlier to occur of (i) thirty (30) days after notice of such default sent by the Holder and (ii) forty-five (45) days after the Company shall become or should have become aware of such failure;

 (c)          (i) the Company shall commence a case, as debtor, under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, or (ii) there is commenced a case against the Company, under any applicable bankruptcy or insolvency laws, as now or hereafter in effect or any successor thereto, which remains undismissed for a period of ninety (90) days; or (iii) the Company is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company suffers any appointment of any custodian, receiver, trustee, or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of ninety (90) days; or (v) the Company makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(d)           the Company shall default (following the failure to cure as provided in any applicable agreement described in this Section 6.1(d)) in an amount exceeding $100,000 in any of its payment obligations under any credit agreement or other facility, indenture agreement, or other instrument under which may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, with the exception of  mortgages collateralized by real estate and which such outstanding loan is less than 50% of the value of the collateral ;

(e)           The issuance of any order or decree enjoining or prohibiting the Company from performing under this Note or any of the Transaction Agreements, which order or decree is not vacated within fifteen (15) days after the granting thereof;

(f)            The occurrence of any event or condition, that with the giving of notice or passage of time, or both, could result in a material default by the Company under any other contract, loan, obligation or agreement of any kind to which the Company is a party that results in a material adverse effect against the Company;

(g)           The occurrence of any event or condition that Holder, in reasonable judgment, believes results in a material adverse effect against the Company.

                6.2           Remedies Upon Event of Default.  If any Event of Default occurs, the full Principal Amount of this Note, accrued interest, fees and expenses, together with other amounts owing pursuant hereto, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash.  Commencing twenty (20) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue daily at the rate of twelve percent (12%) per annum, and such interest shall be added to the Principal Amount monthly.  The Holder need not provide, and the Company hereby waives, any presentment, demand, protest, or other notice or demands of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

7.             Transfer Restrictions.  The Holder shall not sell, transfer, convey, or assign the Note until: (a) it has first given written notice to the Company, describing briefly the manner of any such proposed transfer; and (b) (i) it has provided the Company, at the Holder's sole expense, an opinion satisfactory to the Company both in substance and as to the counsel providing such opinion, that such transfer can be made without compliance with the registration requirements of the Securities Act, and applicable state securities laws, or (ii) a registration statement filed by the Company under the Securities Act and applicable state securities laws registering the sale of the Notes by the Holders is declared effective by the Securities and Exchange Commission and state securities commissions having jurisdiction (except, in each case, (y) a transfer of the Note directly to or in trust for the primary benefit of the Holder, the spouse of the Holder, and/or the issue of the Holder and/or her spouse, and (ii) in the event of the death of the Holder, a transfer of the Note from the name of the deceased Holder to the name of either the personal representative of the deceased Holder's estate or the nominee of such personal representative and any subsequent transfer to the heirs or legatees of the deceased Holder).

8.             Currency; Payments. All references herein to "dollars" or "$" are to U.S. dollars, and all payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds.  If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday or Sunday or legal holiday observed in the State of Delaware, such payments shall be due and payable on the immediately succeeding date which is not a Saturday or Sunday or legal holiday so observed.

9.             Right of Prepayment.  The Company may prepay the Principal Amount of this Note, in whole or in part, without penalty, and any partial prepayments shall be applied to installments under this Note in the reverse order of their stated maturities.

10.           Miscellaneous.

10.1         Time of Essence.  Time is of the essence with respect to the Company's duties and obligations under this Note.

10.2         Amendments and Waivers.  No term of the Note may be amended or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Company and the Holder.

10.3         Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as though such provision were so excluded and shall be enforceable in accordance with its terms.  The parties agree to replace such illegal, void, invalid, or unenforceable provision of this Note with a legal, valid, and enforceable provision that shall achieve, to the extent possible, the economic, business, and other purposes of such illegal, void, invalid or unenforceable provision.

10.4         Attorneys' Fees and Costs.  Each party shall bear its own expenses in connection with the issuance of this Note; provided, however, that if any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to its attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.  As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

10.5         Entire Agreement.  This Note, together with the Transaction Agreements delivered in connection herewith, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, and understandings (including any "term sheets" or similar documents).

10.6         Notices. Any notice or communication required or permitted by this Agreement shall be given in writing and addressed as follows:

                                If to the Company:                               Helix TCS, Inc.

                                If to the Holder:

                Notices shall be served personally, by overnight express mail service by a nationally recognized courier, or first-class, certified mail, return receipt requested, postage pre-paid.  If sent personally, notice shall be deemed delivered upon receipt.  If sent by overnight express mail service, notice shall be deemed delivered 24 hours after delivery into the possession and control of the courier.  If sent by first-class, certified mail, return receipt requested, notice shall be deemed delivered the earlier of seventy-two (72) hours after mailing or the date on the return receipt, a refusal being deemed a delivery on the date of refusal.  If the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed delivered on the date the notice-receipt is returned stating that the same was undeliverable at such address.  Any party may give notification to the other party in any manner described above for change of address for the sending of notices.

10.7         Successors and Assigns.  This Note shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns.  The Company may not voluntarily or involuntarily transfer, convey, or assign this Note, or any of its duties or obligations hereunder, without the Holder's prior written consent, which may be withheld for any reason, or for no reason at all. As used herein, the term "Holder" shall mean and include the successors and permitted assigns of the Holder.

10.8         Absolute Obligation.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount and accrued interest of, and liquidated damages (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed.  This Note is a direct debt obligation of the Company.

10.9         Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the Principal Amount of this Note so mutilated, lost, stolen, or destroyed but only upon receipt of evidence of such loss, theft, or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

10.10       Usury.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension, or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal Amount of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay, or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such as though no such law has been enacted.

10.11       Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note, and shall not be deemed to limit or affect any of the provisions hereof.

10.12       Governing Law; Venue.  This Note is to be governed by and interpreted in accordance with the laws of the State of Delaware.  Any legal action or proceeding with respect to this Note or any document related hereto shall be brought in the Jefferson County, Colorado Circuit Court or any court of the United States of America for the District of Colorado, and, by execution and delivery of this Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts.

[The remainder of this page left intentionally blank.  Signature page immediately follows.]

The Company has caused this Note to be signed in its name and executed as a sealed instrument as of the date first written above.

HELIX TCS, INC.

By:          _________________________________________

Name:  ______________________

Title:  Chief Executive Officer